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                      Exhibit  No. 99.1

Contacts: Andrea Bergofin                    Melvin A. Ettinger
          James Fingeroth                    Applied Graphics Technologies
          Kekst and Company                  (212) 929-7433
          (212) 593-2655


                                       FOR IMMEDIATE RELEASE


    APPLIED GRAPHICS TECHNOLOGIES ACQUIRES SPOTLINK, INC.

     -- Strategic Expansion into the Broadcast Market --

         -- SpotLink Is Leader in "Dub and Ship" for
                  Broadcast Commercials --


     NEW YORK, December 3, 1996 -- Applied Graphics Technologies, Inc. (Nasdaq:AGTX) today announced that it has acquired the assets of SpotLink, Inc. in a major strategic initiative which will expand AGT's digital imaging, archiving and distribution services, and give the company an important presence in the broadcast market. AGT is currently a leader in the digital distribution of content for print media. SpotLink is a leader in the volume reproduction and distribution (dub and ship) of television and radio commercials to broadcast and cable media for advertising agencies and their clients.

     AGT acquired SpotLink from Western International Media Corporation ("Western"), a subsidiary of The InterPublic Group of Companies ("IPG"), for 539,683 shares of AGT common stock. Based on SpotLink projections, the acquisition will be accretive to AGT's earnings in 1997.

     An important feature of the transaction is that Western has agreed to direct its analog and digital 'dub and ship' business to AGT/SpotLink for the next ten years. Western is the nation's premier media management firm and the largest buyer of television, radio and out-of-home advertising as well as a major buyer of print, cable, yellow pages and direct mail.

     Fred Drasner, Chairman and Chief Executive Officer of Applied Graphics Technologies, said, "The acquisition of SpotLink is a major strategic opportunity for AGT. It is a critical next stage in our strategy to enable our customers to acquire, store and distribute all of their content, both for print production and electronic radio and television broadcast, through a single, comprehensive digital database. It opens exciting new opportunities for AGT in the digital distribution of content to radio and television broadcasters, as well as continuing our traditional business of delivering such digital data to printers.

     "AGT will leverage its advanced digital technology, through its Digital Link System, to audio and video commercial advertising spots, which are currently primarily transmitted on either hard copy tape or in electronically transmitted analog format. This will enable us to deliver print and broadcast commercials in digital format for advertisers faster and more efficiently," Mr. Drasner continued.

     "This acquisition solidifies our long-term relationships with InterPublic and Western, as we will provide both companies in the years ahead with high-quality digital and analog distribution services," Mr. Drasner added.

     Michael Kassan, President and Chief Operating Officer of Western, said, "We are pleased that SpotLink has become a part of AGT, and look forward to continuing our strong relationship with the company going forward. AGT is a leader in the digital distribution of advertising media and the ideal partner for Western. With AGT's digital technology expertise as a unique resource for developing new digital distribution and archiving services, we believe SpotLink will become an increasingly valuable asset to all print and broadcast advertising content providers. We are excited to work with them in setting new standards in the years ahead."

     SpotLink estimates its 1996 revenues will be about $6.3 million. AGT will continue to operate SpotLink's audio and video volume reproduction and distribution facilities in Wilmington, Ohio. SpotLink's current management team will remain with the company, and it is anticipated that there will be no layoffs as a result of the acquisition.

     Applied Graphics Technologies, with estimated 1996 revenues of approximately $130 million, is a major provider of advanced digital imaging management and archiving services, through its proprietary Digital Link SystemTM, to magazine and newspaper publishers, advertisers and their agencies, entertainment companies, catalogers, and retailers, as well as major corporations. From 13 locations across the country, AGT supplies a complete range of digital and traditional processes for images, including scanning, color enhancement, image editing, archiving and electronic distribution. AGT tailors these services to fit specific customer needs, from conventional project and contract vendor relationships to today's more progressive arrangements, consisting of on-site facilities management and complete turnkey outsourcing.
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